Exhibit 10.33
Officer - United States

LINCOLN ELECTRIC HOLDINGS, INC.
2006 EQUITY AND PERFORMANCE INCENTIVE PLAN
Restricted Stock Unit Agreement
WHEREAS, Lincoln Electric Holdings, Inc. (the "Company") maintains the Lincoln Electric Holdings, Inc. 2006 Equity and Performance Incentive Plan, as amended from time to time (the "Plan"), pursuant to which the Company may award Restricted Stock Units ("RSUs") to officers and certain key employees of the Company and its Subsidiaries;
WHEREAS, «Full» (the "Grantee") is an employee of the Company or one of its Subsidiaries;
WHEREAS, the Grantee was awarded RSUs under the Plan by the Compensation and Executive Development Committee (the "Committee") of the Board of Directors (the "Board") of the Company on «Date» (the "Date of Grant") and the execution of an Evidence of Award in the form hereof (this "Agreement") has been authorized by a resolution of the Committee duly adopted on such date.
NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee the award of «2013_RSUs» RSUs.

1.	Definitions. Unless otherwise defined in this Agreement, terms used in this Agreement, with initial capital letters will have the meanings assigned to them in the Plan.

(a)	"Change in Control" means the occurrence of any of the following events:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(1)
for purposes of this Section 1(a)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(a)(iii) below;

(2)
if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1(a)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding

Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(3)
a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4)
if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control will have occurred as a result of such Person's acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)
the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a "Business Transaction"), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)
approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(a)(iii).

(b)	Other definitions used in Section 1(a):

(i)	"Board" means the Board of Directors of Lincoln Electric Holdings, Inc.

(ii)	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

(iii)
"Incumbent Directors" means the individuals who, as of the date hereof, are Directors of the Company (each, a "Director") and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company's shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual's election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iv)	"Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(v)	"Voting Stock" means securities entitled to vote generally in the election of directors.

(c)	Deferred Compensation Plan" means the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, as amended and restated.

(d)
"Disabled": The Committee shall determine, in its sole discretion, that a Grantee is "Disabled" if the Grantee meets one of the following requirements: (A) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (B) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company's accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans, or (C) the Social Security Administration determines the Grantee to be totally disabled.

(e)
"Distribution Date" means the date on which the Common Shares represented by vested RSUs shall be distributed to the Grantee as specified in Section 8; provided that, the Distribution Date for a Grantee who elects to defer the distribution of his or her Common Shares pursuant to the Deferred Compensation Plan will be governed by the Deferred Compensation Plan.

(f)
"Separation from Service" shall have the meaning given in Code Section 409A, and references to employment termination or termination of employment in this Agreement shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

2.
Issuance of RSUs. The RSUs covered by this Agreement shall be issued to the Grantee effective upon the Date of Grant. Each RSU entitles the Grantee to receive one Common Share upon the Grantee's Distribution Date. The Grantee shall not have the rights of a shareholder with respect to such RSUs, except as provided in Section 10, provided that such RSUs, together with any additional RSUs that the Grantee may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Company is the surviving corporation or any other change in capital structure, shall be subject to the restrictions hereinafter set forth.

3.
Restrictions on Transfer of RSUs. The RSUs subject to this grant may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, until the Distribution Date; provided, however, that the Grantee's rights with respect to such RSUs may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such RSUs or the underlying Common Shares. The Company in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the RSUs subject to this Agreement.

4.
Vesting of RSUs. Subject to the terms and conditions of Sections 5, 6 and 7 hereof, all of the RSUs covered by this Agreement shall become nonforfeitable upon the Grantee remaining in the continuous employment of the Company or a Subsidiary until the earlier of (a) the fifth anniversary from the Date of Grant (December 16, 2018), or (b) a determination by the Committee that each of the Management Objectives incorporated in the Company's 2014 to 2016 Cash Long-Term Incentive Plan has been achieved at 100% or more of targets (which determination shall be made within 75 days of December 31, 2016).

5.
Effect of Change in Control. The RSUs subject to this Agreement shall become immediately nonforfeitable upon any Change in Control of the Company that shall occur while the Grantee is an employee of the Company or a Subsidiary (a) if the Grantee's employment is terminated prior to the vesting provided in Section 4 hereof or (b) if any successor to the business of the Company resulting from a Change in Control should fail to honor the terms of this Agreement.

6.	Effect of Death, Disability or Retirement.

(a)
The RSUs subject to this Agreement shall become immediately nonforfeitable in full (i) upon the death of the Grantee while in the employment of the Company or any Subsidiary, or (ii) if the Grantee’s employment with the Company or any subsidiary should terminate as a result of the Grantee becoming Disabled.

(b)
If the Grantee terminates employment with the Company or any Subsidiary after the Grantee's normal retirement date (as determined under The Lincoln Electric Company Retirement Annuity Program, whether or not the Grantee participates in that program) (“Retirement"), but prior to the vesting provided in Section 4 hereof, only a pro rata portion of the RSUs granted hereby, based on the Grantee's length of employment during the five-year vesting period shall immediately vest; provided, however, that:

(i)	If the Retirement occurs prior to July 1, 2016, the remaining portion of the RSUs will be forfeited upon such Retirement; and

(ii)
If the Retirement occurs on or after July 1, 2016, the remaining portion of the RSUs will continue to vest as if the Grantee had remained employed by the Company or a Subsidiary and shall become nonforfeitable if the Committee timely determines, pursuant to Section 4(b) above, that each of the Management Objectives incorporated in the Company’s 2014 to 2016 Cash Long-Term Incentive Plan has been achieved at 100% or more of targets. However, if, during the period of time described in Section 4(b) above, the Committee determines that each of the Management Objectives incorporated in the Company’s 2014 to 2016 Cash Long-Term Incentive Plan has not been achieved at 100% or more of targets, the remaining portion of the RSUs will be forfeited on the date of such Committee determination.

7.	Effect of Termination of Employment and Effect of Competitive Conduct.

(a)
In the event that the Grantee's employment shall terminate in a manner other than any specified in Section 5 or Section 6 hereof, the Grantee shall forfeit any RSUs that have not become nonforfeitable by such Grantee at the time of such termination; provided, however, that the Board upon recommendation of the Committee may order that such part or all of such RSUs become nonforfeitable.

(b)
Notwithstanding anything in this Agreement to the contrary, unless otherwise determined by the Company, if the Grantee, either during employment by the Company or a Subsidiary or within two (2) years after termination of such employment, (i) shall become an employee of a competitor of the Company or a Subsidiary or (ii) shall engage in any other conduct that is competitive with the Company or a Subsidiary, in each case as reasonably determined by the Company (“Competition”), then, at the time of such Company determination, the Grantee shall forfeit RSUs that have not become nonforfeitable. In addition, if the Company shall so determine, the Grantee shall, promptly upon notice of such determination, (x) return to the Company, all the Common Shares that the Grantee has not disposed of that were issued in payment of RSUs that became nonforfeitable pursuant to this Agreement, including amounts the Grantee elected to defer under Section 9 hereof, within a period of one (1) year prior to the date of the commencement of such Competition if the Grantee is an employee of the Company or a Subsidiary, or within a period of one (1) year prior to termination of employment with the Company or a Subsidiary if the Grantee is no longer an employee, and (y) with respect to any Common Shares so issued in payment of RSUs pursuant to this Agreement, that the Grantee has disposed of, including amounts the Grantee elected to defer under Section 9 hereof, pay to the Company in cash the aggregate Market Value Per Share of those Common Shares on the Distribution Date, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Grantee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

8.	Time of Payment of RSUs.

(a)
With respect to RSUs (or any portion of RSUs) that constitute deferred compensation within the meaning of Section 409A of the Code (after taking into account any applicable exemptions from Section 409A of the Code), on each of the earlier of the following dates (i.e., within 15 days of such date), payment for such RSUs, if any, that are vested as of such date as determined in accordance with Section 409A of the Code (less any RSUs which became vested and were paid on an earlier date) shall be made:

(i)	on the vesting date specified in Section 4;

(ii)	on the date of the Grantee’s death;

(iii)
on the date the Grantee experiences a separation from service with the Company (determined in accordance with Section 409A of the Code), provided, however, that if the Grantee on the date of separation from service is a “specified employee” (within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), payment for the RSUs will be made on the first day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death; or

(iv)
on the date of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (each within the meaning of Section 409A of the Code).

(b)
With respect to RSUs (or any portion of RSUs) that do not constitute deferred compensation within the meaning of Section 409A of the Code (after taking into account any applicable exemptions from Section 409A of the Code), payment for such RSUs shall be made within 60 days of the date on which such RSUs become nonforfeitable and in all events within the 2 ½ month short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).

9.
Deferral of RSUs. The Grantee may elect to defer receipt of the Common Shares underlying the RSUs subject to this Agreement beyond the vesting date in Section 4 above, pursuant to and in accordance with the terms of the Deferred Compensation Plan.

10.	Dividend Equivalents and Other Rights.

(a)
Except as provided in this Section, the Grantee shall not have any of the rights of a shareholder with respect to the RSUs covered by this Agreement; provided, however, that any additional Common Shares, share rights or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the RSUs covered by this Agreement.

(b)
The Grantee shall have the right to receive dividend equivalents with respect to the Common Shares underlying the RSUs on a deferred basis and contingent on vesting of the RSUs. Dividend equivalents on the RSUs covered by this Agreement shall be sequestered by the Company from and after the Date of Grant until the Distribution Date, whereupon such dividend equivalents shall be paid to the Grantee in the form of additional Common Shares to the extent such dividend equivalents are attributable to RSUs that have become nonforfeitable. To the extent that RSUs covered by this Agreement are forfeited pursuant to Section 7 hereof, all the dividend equivalents sequestered with respect to such RSUs shall also be forfeited. No interest shall be payable with respect to any such dividend equivalents. Any fraction of a Common Share shall be paid in cash at the Distribution Date.

(c)
Under no circumstances, will the Company distribute dividend equivalents paid on RSUs until the Grantee's Distribution Date. The Grantee will not be entitled to vote the Common Shares underlying the RSUs until after the Distribution Date.

(d)
Notwithstanding anything to the contrary in this Section 10, to the extent that any of the RSUs vest pursuant to this Agreement and the Grantee elects pursuant to Section 9 to defer receipt of the Common Shares underlying the RSUs beyond such vesting date in accordance with the terms of the Deferred Compensation Plan, then the right to receive dividend equivalents thereafter will be governed by the Deferred Compensation Plan from and after such vesting date.

11.
Withholding Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for applicable income tax purposes with respect to the RSUs awarded under this Agreement, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Common Shares, including Common Shares that are payable to Grantee upon vesting of RSUs under this Agreement. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee.

12.
No Right to Employment. This award of RSUs is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time. For purposes of this Agreement, the continuous employ of the Grantee with the Company or a Subsidiary shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary, by reason of (A) the transfer of his or her employment among the Company and any Subsidiary or (B) an approved leave of absence.

13.
Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

14.
Agreement Subject to the Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.

15.
Data Privacy. Information about the Grantee and the Grantee's participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company or any Subsidiary and by third party administrators whether such persons are located within the Grantee's country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee's participation in the Plan in any one or more of the ways referred to above.

16.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to RSUs without the Grantee's consent.

17.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

18.
Governing Law/Venue. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio. All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.

19.
Employment Agreement. The grant of the RSUs under this Agreement is contingent upon the Grantee having executed the most recent version of the Company's Employment Agreement and having returned it to the Company.

20.
RSUs Subject to the Company's Recovery of Funds Policy. Notwithstanding anything in this Agreement to the contrary, the RSUs covered by this Agreement shall be subject to the Company's Recovery of Funds Policy, as it may be in effect from time to time, including, without limitation, the provisions of such Policy required by Section 10D of the Exchange Act (as defined in Section 1(b)(ii) hereof) and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

21.
Code Section 409A. To the extent applicable, it is intended that this Agreement be designed and operated within the requirements of Section 409A of the Code (including any applicable exemptions) and, in the event of any inconsistency between any provision of this Agreement or the Plan and Section 409A of the Code, the provisions of Section 409A of the Code shall control. Any provision in the Plan or this Agreement that is determined to violate the requirements of Section 409A of the Code shall be void and without effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any provision that is required by Section 409A of the Code to appear in the Agreement that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Agreement to Section 409A of the Code or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.

22.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

The undersigned Grantee hereby acknowledges receipt of an executed original of this RSU Agreement and accepts the right to receive the RSUs granted hereunder subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Date	«Full»

THIS AGREEMENT is executed in the name and on behalf of the Company on this ____ day of __________, 20__.

LINCOLN ELECTRIC HOLDINGS, INC.

Christopher L. Mapes Chairman, President and Chief Executive Officer